Exhibit 10.1

DELCATH SYSTEMS, Inc.

Annual Incentive Plan Summary

Plan Summary for Participants

Effective:

January 1, 2011

AIP Plan Summary

Highlights

Delcath Systems, Inc. (“Delcath” or “Company”) has created this Annual Incentive Plan (“AIP” or “Plan”) to reward you for your contributions to the success of the Company through individual and corporate performance. The AIP is an incentive form of cash compensation designed to better align your interests with those of the Company and its stockholders. The Company believes that development, commercialization, growth and future profitability will help contribute to increased shareholder value and the Plan provides you with an opportunity to receive a cash bonus on an annual basis depending upon the achievement of pre-determined corporate and individual performance criteria. As a participant in the AIP, you play an important role in helping to achieve Delcath’s goals and its future success.

The AIP is designed to meet the following objectives:

•	Focus Delcath’s employees on critical objectives – corporate, business area and individual results

•	Strengthen the link between pay and overall performance

•	Offer competitive, market-based annual incentive award opportunities

•	Encourage and reward behavior that reflects Delcath’s competencies (e.g., teamwork and collaboration, accountability for results)

•	Provide significant rewards for exceptional performance and no rewards for substantial underachievement

This AIP summary provides detailed information about the Plan, including:

•	How the AIP works

•	How performance goals are established

•	How performance is measured

•	How awards are calculated

AIP Plan Summary

Overview

As a participant in the AIP, you are eligible to receive an annual cash incentive award based on Delcath’s performance and your overall performance during each fiscal year. Your annual incentive target award opportunity is expressed as a percentage of your actual base salary.

As an overview, the AIP includes the following features:

•	Each AIP year begins on the first day of January (“fiscal year”).

•	The Plan consists of two performance components, corporate and individual, and are weighted differently depending upon your position in the Company.

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At the beginning of each fiscal year, corporate financial performance objectives are established by the Company’s Board of Directors (“Board”) or the Compensation Committee of the Board (“Committee”). You and your manager will also establish a performance plan detailing your individual performance goals which include management by objectives (MBOs) for the year.

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Details regarding your specific individual performance goals, including your award opportunity for the upcoming year and the corporate financial performance objectives will be provided in a document called the individual AIP worksheet (“Individual AIP Worksheet”). A sample Individual AIP Worksheet is attached hereto as Appendix A.

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At the end of the fiscal year, the Company’s performance is compared to the corporate goals and the percent of incentive target achieved is determined for the corporate component of your annual incentive award opportunity.

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Additionally, at the end of the fiscal year, your overall performance, including individual goals, are assessed and the percent of incentive target achieved is determined for the individual component of your annual incentive award opportunity.

•	In general, AIP awards, if earned, are paid on or before March 15 of each fiscal year.

Incentive Award Opportunity

At the beginning of each fiscal year, the target incentive award opportunity for that year is established and eligible participants are notified of their participation for the new fiscal year. Annual incentive award opportunities are stated as an annual incentive target based on a percentage of your base salary. Target incentive

AIP Plan Summary

award information will be communicated in the Individual AIP Worksheet. The incentive range indicates the minimum and maximum AIP award percentages that you can receive, depending upon the actual attained performance results at the end of the year.

The incentive plan minimum indicates the percentage of your base salary that you are eligible to receive as an AIP award for the minimum level of acceptable performance. The minimum is the point below which no AIP award is earned for the performance component. The incentive plan maximum, achieved when performance exceeds the agreed upon goals, indicates the percentage of your base salary that you are eligible to receive as an AIP award for maximum performance.

At the beginning of each fiscal year, the Company will provide you with that year’s performance and payout scale which outlines the minimum and maximum expected performance levels and corresponding payout award opportunities.

Under the AIP, the incentive ranges and assignment of Delcath’s positions are based on competitive market practices and the determination of management and the Committee.

The actual value of your incentive award will depend on actual performance levels achieved during the fiscal year, referred to as the “Total AIP Payout Opportunity Earned”, as shown in the Individual AIP Worksheet. This percentage is calculated for both the corporate and individual performance components.

Components of Performance:

Corporate Objectives & Individual Performance

Your annual incentive opportunity is comprised of two components:

•	Corporate Performance

•	Individual Overall Performance

At the beginning of each fiscal year, corporate performance objectives are established by the Board or the Committee relative to key financial and non-financial performance measures. These measures and corresponding objectives are used as the basis for measuring the Company’s degree of success at fiscal year-end.

AIP Plan Summary

For the individual component, your performance plan serves as the mechanism to capture key individual MBOs, and an assessment of overall performance. The individual goals are generally tailored to relate to matters within each person’s specific department, function or area of responsibility. Individual goals and objectives for the year will be documented on an Individual AIP Worksheet.

The following chart summarizes the performance components under the AIP:

Performance
Component	Performance Measures

Corporate	Financial and non-financial corporate objectives for the Company

Individual	Individual objectives (MBOs) tailored for very specific goals that reflect overall Company or specific business area objectives

At the end of each fiscal year, actual performance results are measured against the established performance corporate and individual performance objectives and expectations. The allocation of AIP awards is determined by: (1) the extent to which the corporate performance objectives are achieved and individual performance levels are attained, and (2) the weights assigned to the corporate and individual components.

The component weights vary by level of position in the Company and are based on degree of control, organizational level, scope of responsibility and business area.

Specifically:

Weightings By Incentive Component
Position	Corporate Performance	Individual Overall Performance
CEO & Executive Vice Presidents	75%	25%
Senior Vice Presidents & Vice Presidents	70%	30%
Senior Directors & Directors	60%	40%
Managers & Individual Contributors	50%	50%

AIP Plan Summary

Corporate Component – More Details

A portion of your AIP award is based on Delcath’s performance. At the beginning of each fiscal year objectives are established and may include both financial and non-financial targets. The Company will establish a range of acceptable financial performance results for the year (the “payout curve”). Each payout curve will include the target for the year and the minimum and maximum incentive levels for that particular component.

The percentage of weighting for specific corporate objectives varies by position.

Following the end of each fiscal year, the actual corporate financial and non-financial results for each objective are compared to the payout curve to determine the amount of payment, if any, related to the achievement of the corporate component of the AIP.

Individual Performance Component – More Details

A portion of your AIP is also based on your individual and overall performance for each fiscal year. Your manager will document your individual performance objectives at the beginning of each fiscal year in the Individual AIP Worksheet. Your manager will then also document your performance at the end of each fiscal year based on their assessment of your specific performance compared to your individual objectives (MBOs) and your overall performance for that fiscal year. In considering your overall performance for the year, your manager will evaluate whether you have met any or all of your MBOs, demonstrated corporate competencies in the achievement of results, provided strong contributions during the year, and accomplished your day-to-day responsibilities.

Each year managers are provided with specific individual performance criteria as guidance in determining the individual component under the AIP. These recommendations are then reviewed by Delcath’s President and CEO and, for the Company’s Officers, by the Committee.

Award Restrictions

Corporate Performance: The maximum total payout of the incentive plan shall be equal to a percentage of the Company’s operating profit (operating profit/(loss) defined as before the cost of the bonus program is deducted) as determined by the Committee. In the event the payout to all participants would exceed the annual percentage limitation of the Company’s operating profit/(loss), all bonus payments will be reduced appropriately so as not to exceed the annual percentage limitation.

AIP Plan Summary

Individual Performance: No annual incentive awards are paid if an individual is placed on a performance enhancement plan, regardless of corporate performance outcomes.

In addition to the limitations set forth above, the Company may establish new limitations or restrictions, including modifying minimums for award payouts or limiting maximum payouts and may modify existing restrictions.

Individual AIP Worksheet

The Individual AIP Worksheet will be provided to each eligible plan participant and will provide the specific details of your participation in the current year’s plan including the following:

•	Your actual target bonus award opportunity, including the minimum and maximum, expressed as a percent of base salary.

•	Applicable corporate financial performance goals, as approved by the Board, and your individual performance objectives developed in conjunction with your manager for the year.

•	Weightings for the corporate and individual performance objectives and those within each of these categories.

•	Performance and payout scale for each corporate and individual objective.

Administration of the Plan

The AIP shall be administered by the Committee, which shall have full power and discretionary authority to interpret the AIP, to construe any doubtful or disputed terms, to amend or modify the Plan as it deems appropriate, to determine the amount of benefits payable to an employee, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the AIP, to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the AIP.

AIP Plan Summary

Miscellaneous

This AIP Summary describes the provisions of the Delcath Systems, Inc. Annual Incentive Plan. Delcath reserves the right to amend, suspend or terminate the AIP at any time, for any reason or no reason. Enrollment in this AIP is not a guarantee of employment and employment with Delcath is not a guarantee of continued participation in this AIP.

Enrollment in the AIP is not a guarantee that a bonus award will be paid. Actual awards, if any, will be determined based on the performance of Delcath and individual employees and will be determined at the discretion of the Committee.

Frequently Asked Questions:

Who may participate in the plan? All Delcath employees are eligible to participate in the AIP.

When are new hires eligible to participate in the AIP? Most new hires are immediately eligible to participate, with awards prorated to reflect the period of employment during the fiscal year. However, new employees who start in the last quarter of the Company’s fiscal year (on or after October 1) will wait until the new fiscal year to participate. The Committee may, in its sole discretion, determine who shall be eligible to participate in the AIP and may establish such criteria as it deems fit for each fiscal year.

When do I receive the corporate and individual performance criteria for a fiscal year? During the first quarter of each fiscal year, you will be provided with an Individual AIP Worksheet that outlines the corporate objectives for such fiscal year. Additionally, you and your manager will prepare and complete your individual objectives on a Performance Plan which will also be included on your Individual AIP Worksheet once finalized.

How do I know about my percentage targets, minimum and maximum payout, corresponding payout curves and any limitations? During the first quarter of each fiscal year, you shall be provided with an Individual AIP Worksheet that outlines the percentage targets (minimum, target and maximum) and the payout curve for each performance component and any limitations.

Do I receive my bonus if I leave Delcath? The payment of an incentive depends on the circumstances under which an employee leaves Delcath. Specifically:

Voluntary Separation: Employees who voluntarily leave Delcath before any incentives are paid out will forfeit the entire annual incentive award, regardless of any amounts earned. You must be an active employee on the date awards are paid to receive an award.

AIP Plan Summary

Involuntary Separation without Cause: Employees with length of service greater than six months in the fiscal year who are terminated by the Company without cause will generally be entitled to a pro-rata portion of the award (depending upon date of termination) to which he or she would have been entitled, had the employee remained employed throughout the full fiscal year. Such pro-rated award, if any, may be paid at such time as other employees receive their AIP awards and will be based on the actual performance achieved during that period.

Length of Service: Employees who leave the Company with less than or equal to six months of service in the fiscal year forfeit their bonus payout.

Involuntary Separation for Cause: Employees whose employment is terminated by the Company due to cause will forfeit the entire annual incentive award regardless of when they were terminated.

When are AIP awards paid? If an award is earned during a fiscal year, the Company will generally pay such award no later than March 15 of the following fiscal year but in no event shall the award be paid before the Committee knows the financial performance of the Company for the applicable fiscal year. No interest will be paid to the employee if the award is paid after March 15.

Is my base salary used to calculate my award? For award calculation purposes, your actual base salary for the fiscal year is used, rather than your actual base salary on any given date. This approach takes into account different base salary levels that may apply during any given fiscal year and unpaid leaves of absence, during which a participant is not eligible for an incentive.

Who do I call if I have questions about the AIP? If you have questions after reading this AIP Plan Summary, you may contact your manager or the Human Resources Department.